Synergy Financial Group, Inc.
310 North Avenue East
Cranford, NJ 07016


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE


For further information contact:
John S. Fiore
President and Chief Executive Officer
Synergy Financial Group, Inc.
(908) 956-3284


                          Synergy Financial Group, Inc.
                        Announces Third Quarter Earnings

Cranford, NJ; October 23, 2002 - John S. Fiore, President and Chief Executive Officer of Synergy Financial Group, Inc. (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank and Synergy Financial Services, Inc., announced today third quarter earnings of $449,080, or $0.13 per basic and diluted share, for the quarter ended September 30, 2002, an increase of 19.6 percent, from $375,586 for the same period in 2001.

Total assets reached $416.0 million at September 30, 2002, an increase of 41.7% or $122.3 million, from $293.7 million at September 30, 2001. During this same period, total deposits increased 39.7%, or $96.3 million, from $242.6 million on September 30, 2001, to $338.9 million on September 30, 2002, and total loans increased 36.3% or $80.5 million, from $221.5 million on September 30, 2001, to $302.0 million on September 30, 2002.

The provision for loan and lease losses was $209,000 during the third quarter of 2002, compared to $179,000 for the same period in the previous year. The increase is primarily attributable to a marked increase in total loan volume during the past twelve months. The allowance for loan and lease losses was $2.1 million at September 30, 2002.

Non-interest expense increased to $3.1 million in the third quarter of 2002, compared with $2.1 million for the third quarter of 2001, primarily due to the addition of four new branch offices and expenses related to the increased volume of new loans originated.


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In 2001, Synergy Bank reorganized from a federal mutual savings bank to a mutual holding company ("MHC") form of organization. Following the MHC reorganization, all of the stock of Synergy Bank was owned by Synergy Financial Group, Inc. (the "Company" or "Synergy"), which had all of its stock owned by Synergy, MHC. On September 17, 2002, the Company completed a minority stock offering, in a subscription offering to depositors of Synergy Bank, and sold 43.5 percent of its outstanding common stock (1,454,750 shares), generating additional equity capital of approximately $14.0 million. Synergy, MHC, the Company's mutual holding company parent, continues to hold 56.5 percent of the outstanding shares (1,889,502 shares). The proceeds from the sale are intended to support expansion of the Company's operations. Stockholders' equity at September 30, 2002 totaled $37.6 million, up 73.5% from twelve months ago.

Outlook
  o Synergy Bank is scheduled to open two new retail branch offices prior to year-end 2002.

  o Synergy announced the signing of an agreement to acquire First Bank of Central Jersey ("First Bank") on October 11, 2002. It is anticipated that the merger will be completed in the first quarter of 2003. First Bank operates two branch offices and had total assets of approximately $57.5 million as of September 30, 2002. Pursuant to the acquisition agreement, Synergy will pay aggregate consideration to the stockholders of First Bank of approximately $2.1 million in cash. The acquisition is subject to, among other terms, regulatory and First Bank shareholder approval.

About Synergy Financial Group, Inc.
Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At September 30, 2002, Synergy Financial Group, Inc. and its subsidiaries had assets of $416 million. Synergy currently operates 14 branch banking offices located in Middlesex, Monmouth, Morris and Union counties.

Forward-looking Statements
This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading, "RISK FACTORS" in Synergy Financial Group, Inc.'s August 9, 2002 Prospectus.

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